EXHIBIT F

                                 EnerShop, Inc.
                           Schedule of CSW Guarantees
                              At September 30, 1997

CSW will guarantee or act as surety on bonds, indebtedness and performance and other obligations undertaken by EnerShop in connection with the Matagorda County Project which involves Signet Bank's $504,000 lease.